Exhibit 23.1

[KMPG LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Winn-Dixie Stores, Inc.:

We consent to the use of our reports dated August 29, 2011, with respect to the consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries (the Company) as of June 29, 2011 and June 30, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 29, 2011, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of June 29, 2011, incorporated herein by reference in this Registration Statement on Form S-8 of Winn-Dixie Stores, Inc.

Our report on the consolidated financial statements refers to a change in accounting for business combinations in 2010.

/s/ KPMG LLP

November 9, 2011
Jacksonville, Florida
Certified Public Accountants